Exhibit 10.1

CREDIT AGREEMENT

Dated as of

May 19, 2009

between

STATE AUTOMOBILE MUTUAL INSURANCE COMPANY, as Borrower

and

MILBANK INSURANCE COMPANY, as Lender

CREDIT AGREEMENT

This CREDIT AGREEMENT (“this Agreement”) is made and entered into as of May 19, 2009 (the “Effective Date”), between STATE AUTOMOBILE MUTUAL INSURANCE COMPANY, an Ohio mutual insurance company (the “Borrower”) and MILBANK INSURANCE COMPANY, a South Dakota corporation (the “Lender”).

Recitals

A. The Borrower desires to borrow funds under this Agreement for general corporate purposes, including liquidity and working capital.

B. The Lender is a wholly owned subsidiary of State Auto Financial Corporation, an Ohio corporation, which is a majority-owned subsidiary of the Borrower.

C. It is in the best interest of the Lender that the Borrower obtain a loan on the terms and conditions hereinafter set forth.

D. The Lender is willing to make loans under the terms and conditions set forth in this Agreement.

Agreement

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Applicable Insurance Regulatory Authority” means, when used with respect to the Borrower or any SAM Insurance Subsidiary, the insurance department or similar administrative authority or agency located in the state in which the Borrower or such SAM Insurance Subsidiary is domiciled.

“Available Debt Capacity” means, for any year, the dollar amount equal to (a) the Statutory Surplus of the Borrower as set forth on the Borrower’s Statutory Statement as of the end of the immediately preceding calendar year (“Annual Statutory Surplus”) subtracted from (b) the quotient of (i) the Annual Statutory Surplus divided by (ii) 0.65. Available Debt Capacity may also be expressed by the following formula:

Available Debt Capacity	=	Annual Statutory Surplus – Annual Statutory Surplus
0.65

“Best” means A.M. Best & Co. and its successors and assigns or, if it shall be dissolved or shall no longer assign ratings to insurance companies, then any other nationally recognized insurance statistical rating agency designated by the Lender.

“Board of Directors” means, the Board of Directors of the Borrower or any committee thereof duly authorized to act on behalf of such Board of Directors.

“Borrower” means State Automobile Mutual Insurance Company, an Ohio mutual insurance company, and its successors.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Columbus, Ohio are authorized or required by law to remain closed.

“Change in Control” means the occurrence of any of the following:

(a) the Borrower affiliates with or is merged with or into or consolidated with a third party and as a result, a majority of the Board of Directors of the Borrower or its successor is comprised of other than Continuing Directors; or

(b) the Borrower completes a conversion to a stock insurance company and as a result of which a majority of the Board of Directors of the Borrower or its successor is comprised of other than Continuing Directors.

“Continuing Director” means a director of the Borrower who was either:

(a) first elected or appointed as a director on or prior to the Effective Date; or

(b) subsequent to the Effective Date was elected or appointed as a director of the Borrower if such director was nominated by the Nominating and Governance Committee of the Borrower or appointed by at least two-thirds of the total number of the then Continuing Directors of the Borrower.

“Debt” of any Person means, without duplication:

(a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (other than unspent cash deposits held in escrow by or in favor of such Person, or in a segregated deposit account controlled by such Person, in each case in the ordinary course of business to secure the performance obligations of, or damages owing from, one or more third parties),

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,

(c) all obligations of such Person on which interest charges are customarily paid (other than obligations where interest is levied only on late or past due amounts),

(d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person,

(e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business),

(f) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed,

(g) all Guarantees by such Person of Debt of others,

(h) all Lease Obligations of such Person,

(i) all unpaid obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (other than cash collateralized letters of credit to secure the performance of workers’ compensation, unemployment insurance, other social security laws or regulations, bids, trade contracts, leases, environmental and other statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, obtained in the ordinary course of business),

(j) all capital stock of such Person which is required to be redeemed or is redeemable at the option of the holder if certain events or conditions occur or exist or otherwise, and

(k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor pursuant to law or judicial holding as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that contractual provisions binding on the holder of such Debt provide that such Person is not liable therefor; provided that Debt of the Borrower shall not include (i) Lease Obligations which are subject to pooling under the Pooling Agreement or allocation under the Management Agreement, or (ii) obligations of the Borrower with respect to Surplus Notes having a maturity date later than the Maturity Date.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollars” or “$” refers to lawful money of the United States.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or the effects of the environment on health and safety.

“Events of Default” has the meaning specified in Article 7.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Financial Officer” means the chief financial officer, treasurer, any assistant treasurer, the controller or any assistant controller of the Borrower.

“Financing Transaction” means the execution, delivery and performance by the Borrower of the Loan Documents to which it is to be a party, and the borrowing of the Term Loan.

“Governmental Authority” means the government of the United States or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other debt-like obligations of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest rate, currency exchange rate or commodity price hedging arrangement.

“Interest Payment Date” means the first day of each May and November of each calendar year, beginning on November 1, 2009, and the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Lease Obligations” of any Person means obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof.

“Lender” means Milbank Insurance Company, a South Dakota corporation.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement

(or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Term Loan Note and any other documents hereinafter entered into with respect to the Term Loan.

“Management Agreement” means the Management and Operations Agreement, Amended and Restated as of January 1, 2005, as heretofore or hereafter amended, among the Borrower, STFC, Lender, and other subsidiaries and affiliates of the Borrower and STFC.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, assets, financial condition, prospects, contingent liabilities or material agreements of the Borrower and the SAM Subsidiaries taken, as a whole, (b) the ability of the Borrower to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lender under, or the validity or enforceability of, any Loan Document.

“Material Debt” means Debt (other than obligations in respect of the Term Loan evidenced by this Credit Agreement and the term loan evidenced by the Other Credit Agreement) or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the SAM Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Debt, the “principal amount” of the obligations of the Borrower or any SAM Subsidiary in respect of any Hedging Agreement at any time will be the maximum aggregate amount (after giving effect to any netting agreements) that the Borrower or such SAM Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means May 19, 2019 or such earlier date as a result of an acceleration of the maturity of the Term Loan Note as provided in this Agreement or such later date as the Lender may hereafter agree in its sole discretion.

“NAIC” means the National Association of Insurance Commissioners and any successor thereto.

“Other Credit Agreement” means the Credit Agreement, dated as of May 8, 2009, between the Borrower and State Auto Property & Casualty Insurance Company, an Iowa corporation, in the principal amount of Fifty Million Dollars ($50,000,000).

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pooling Agreement” means the Reinsurance Pooling Agreement, Amended and Restated as of January 1, 2008, as heretofore or hereafter amended, among the Borrower, Lender, and other subsidiaries and affiliates of the Borrower and STFC.

“Regulation U” means Federal Reserve Board Regulation U as in effect from time to time.

“Regulation X” means Federal Reserve Board Regulation X as in effect from time to time.

“SAM Insurance Subsidiary” means a Person listed on Exhibit B hereto.

“SAM Subsidiary” means each SAM Insurance Subsidiary and each other Person listed on Exhibit C hereto.

“SAP” means, with respect to the Borrower or any SAM Insurance Subsidiary, the accounting procedures and practices prescribed or permitted by the Applicable Insurance Regulatory Authority.

“Senior Debt” means Debt of the Borrower that is secured by a Lien and/or that is otherwise senior in priority of payment to the Term Loan.

“Statutory Statement” means, as to the Borrower or any SAM Insurance Subsidiary, a statement of the condition and affairs of the Borrower or such SAM Insurance Subsidiary, prepared in accordance with statutory accounting practices required or permitted by the Applicable Insurance Regulatory Authority, and filed with the Applicable Insurance Regulatory Authority.

“Statutory Surplus” means, as at any date for the Borrower or any SAM Insurance Subsidiary, the aggregate amount of surplus as regards policyholders (determined without duplication in accordance with SAP) of the Borrower or such SAM Insurance Subsidiary, as set forth on page 3, line 35, of the most recent Statutory Statement of the Borrower or such SAM Insurance Subsidiary (or equivalent page, line, or statement, to the extent that any thereof is modified or replaced).

“STFC” means State Auto Financial Corporation, an Ohio corporation, and a majority-owned subsidiary of the Borrower.

“Surplus Notes” means notes, debentures, bonds or other evidence of Debt issued by the Borrower: (a) pursuant to Section 3901.72 of the Revised Code of Ohio in effect on the Effective Date and any regulations applicable thereto, the advancement and repayment of which are subject to the approval of the superintendent of insurance of the State of Ohio, and which (i) may be repaid only out of the surplus earnings of the Borrower and (ii) except as ordered by the superintendent of insurance of the State of Ohio, no part of the principal or interest thereof shall be repaid until the surplus of the Borrower remaining after such repayment is equal in amount to the principal of the money so advanced; or (b) pursuant to any amendments to Section 3901.72 of the Revised Code of Ohio from time to time after the Effective Date and any regulations applicable thereto, provided that the conditions for the advancement and repayment of such notes, debentures, bonds or other evidence of Debt under this clause (b) are substantially similar to those set forth in clause (a) of this definition.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges for withholdings imposed by any Governmental Authority.

“Term Loan” shall have the meaning assigned to such term in Section 2.01 hereof.

“Term Loan Note” means the promissory note, dated as of the Effective Date, in the form attached hereto as Exhibit A, by the Borrower to the order of the Lender evidencing the Borrower’s obligations to repay the Term Loan on the terms and conditions stated herein.

“Total Capitalization” means, as of any date, the aggregate of, without duplication, (a) Debt of the Borrower, of the type described in any or all of clauses (a), (b), (c), (d), (e) and (h) of the definition of “Debt”, to the extent applicable to the Borrower, as reflected on its most recent Statutory Statement and (b) the Statutory Surplus of the Borrower, as reflected on its most recent Statutory Statement.

“United States” means the United States of America.

(b) Section 1.02. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial information and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with SAP.

ARTICLE 2

THE TERM LOAN

Section 2.01 Term Loan. Subject to the terms and conditions set forth herein, the Lender agrees to make a term loan to the Borrower in the aggregate principal amount of Twenty Million Dollars ($20,000,000) (the “Term Loan”).

Section 2.02. Payment at Maturity; Evidence of Debt. The Borrower unconditionally promises to pay to the Lender on the Maturity Date, the then unpaid principal amount of the Term Loan together with any accrued but unpaid interest.

Section 2.03. Optional Prepayments. The Borrower will have the right at any time to prepay the Term Loan in whole or in part without penalty or premium.

Section 2.04. Interest. (a) The Term Loan shall bear interest at the rate per annum of seven percent (7%).

(b) Notwithstanding the foregoing, if any principal of or interest on the Term Loan is not paid when due, whether on an Interest Payment Date (in the case of a payment of interest), at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate that otherwise would be applicable to the Term Loan.

(c) Interest accrued on the Term Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon the Maturity Date; provided that interest accrued pursuant to Section 2.04(b) shall be payable on demand.

(d) All interest hereunder will be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case will be payable for the actual number of days elapsed (including the first day but excluding the last day).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that as of the Effective Date:

Section 3.01. Organization; Powers. The Borrower and each of the SAM Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02. Authorization; Enforceability. The Financing Transaction to be entered into by the Borrower is within its corporate powers and has been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which the Borrower is to be a party, when executed and delivered by the Borrower, will constitute, a legal, valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. Governmental Approvals; No Conflicts. The Financing Transaction and the use of the proceeds thereof (a) do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, articles of incorporation, code of regulations, by-laws, or other organizational documents of the Borrower or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its properties, or give rise to a right thereunder to require the Borrower to make any payment, where such default or payment reasonably can be expected to have a Material Adverse Effect and (d) will not result in the creation or imposition of any Lien on any property of the Borrower.

Section 3.04. Financial Statements; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lender a draft Statutory Statement of the Borrower as of March 31, 2009. Such Statutory Statement presents fairly, in all material respects, the financial position of the Borrower in accordance with SAP. None of the Borrower or any of the SAM Subsidiaries has on the date hereof any material contingent liabilities, material liabilities for taxes, material unusual forward or long-term commitments or material unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheets as at said dates.

(b) Since March 31, 2009, there has been no material adverse change in the business, operations, properties, assets, financial condition, prospects, contingent liabilities or material agreements of the Borrower and the SAM Subsidiaries, taken as a whole.

(c) The Borrower has heretofore furnished to the Lender a draft Statutory Statement of each SAM Insurance Subsidiary for the period ended March 31, 2009. All such Statutory Statements present fairly in all material respects the financial condition of each SAM Insurance Subsidiary as at, and the results of operations for, the period ended March 31, 2009, in accordance with statutory account practices prescribed or permitted by the Applicable Insurance Regulatory Authority.

Section 3.05. Insurance Licenses. Schedule T to the most recent annual Statutory Statement of the Borrower and each SAM Insurance Subsidiary lists, as of the Effective Date, all of the jurisdictions in which the Borrower or such SAM Insurance Subsidiary holds active licenses (including, without limitation, licenses or certificates of authority from Applicable Insurance Regulatory Authorities), permits or authorizations to transact insurance and reinsurance business or to act as an insurance agent or broker (collectively, the “Licenses”). The Borrower and each SAM Insurance Subsidiary is in compliance in all material respects with each License held by it. No License (to the extent material) is the subject of a proceeding for suspension or revocation or any similar proceedings, there is no sustainable basis for such a suspension or revocation, and to the knowledge of the Borrower no such suspension or revocation has been threatened by any Applicable Insurance Regulatory Authority except in any such case where such proceedings would not have a Material Adverse Effect.

Section 3.06. Litigation. There is no action, suit, arbitration proceeding or other proceeding, inquiry or investigation, at law or in equity, before or by any arbitrator or Governmental Authority pending against the Borrower or any SAM Subsidiary or of which the Borrower or any SAM Subsidiary has otherwise received notice or which, to the knowledge of the Borrower, is threatened against the Borrower or any SAM Subsidiary (i) as to which, but after giving effect to any applicable insurance claim reserve, there is a reasonable possibility of an unfavorable decision, ruling or finding which would reasonably be expected to result in a Material Adverse Effect or (ii) that involves any of the Loan Documents or the Financing Transaction or the use of the proceeds thereof.

Section 3.07. Compliance with Laws and Agreements. (a) The Borrower is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property (including (i) all Environmental Laws, (ii) applicable laws, regulations and orders dealing with intellectual property, and (iii) the Fair Labor Standards Act and other applicable law dealing with such matters) and all indentures, agreements and other instruments binding on it or its property, except where failures to do so, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) The Borrower is and will remain in compliance with all laws and regulations applicable to it, except where the failure to comply therewith would not (either individually or in the aggregate) have a Material Adverse Effect.

Section 3.08. Investment Company Status. The Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.09. Taxes. The Borrower and the SAM Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any of the SAM Subsidiaries in all material respects. The charges, accruals and reserves on the books of the Borrower and the SAM Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate in all material respects. The Borrower has not given or been requested to give a waiver of the statute of limitations relating to the payment of any Federal, state, local and foreign taxes or other impositions.

Section 3.10. Material Agreements and Liens.

(a) Part A of Schedule 3.10 is a complete and correct list of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Debt or any extension of credit (or commitment for any extension of credit) to, or Guarantee by, the Borrower or any of the SAM Subsidiaries, outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $5,000,000, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of said Schedule 3.10.

(b) Part B of Schedule 3.10 is a complete and correct list of each Lien securing Debt of any Person outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $5,000,000 and covering any Property of the Borrower or any of the SAM Subsidiaries, and the aggregate Debt secured (or that may be secured) by each such Lien and the Property covered by each such Lien is correctly described in Part B of said Schedule 3.10.

Section 3.11. Capitalization. The Borrower is a mutual insurance company, the members of which are its policyholders.

Section 3.12. Regulation U. Neither the Borrower nor any of the SAM Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).

Section 3.13. Disclosure. The Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. All of the reports, financial statements, certificates and other written information (other than projected financial information) that have been made available by or on behalf of the Borrower to the Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder, are complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time.

Section 3.14. Solvency. Immediately after the Financing Transaction to occur on the Effective Date is consummated and after giving effect to the application of the proceeds of the Term Loan, (a) the fair value of the assets of the Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; and (b) the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.01. Conditions Precedent. The obligations of the Lender to make the Term Loan hereunder shall not become effective until the date on which each of the following conditions is satisfied:

(a) The Lender shall have received counterparts of this Agreement signed by the Borrower.

(b) The Lender shall have received the Term Loan Note and such other Loan Documents as the Lender may require, executed by the Borrower.

(c) The Lender shall have received such documents as the Lender or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and the SAM Subsidiaries, the authorization for and validity of the Financing Transaction and any other legal matters relating to the Borrower, the SAM Subsidiaries, the Loan Documents or the Financing Transaction, all in form and substance satisfactory to the Lender and its counsel.

(d) All consents and approvals required to be obtained from any Governmental Authority or the Person in connection with the Financing Transaction shall have been obtained and be in full force and effect, except where failure to obtain such approval or consent would not have a Material Adverse Effect.

(e) The Lender shall have received from the Borrower such other documents as the Lender may reasonably have requested.

ARTICLE 5

AFFIRMATIVE COVENANTS

Until all principal of and interest on the Term Loan and all other amounts payable hereunder have been paid in full, the Borrower covenants and agrees with the Lender that:

Section 5.01. Financial and Other Information. The Borrower shall furnish to the Investment Committee of the Lender (a) such information regarding the Term Loan in such format and at such times as such Investment Committee currently receives information regarding investments of the Lender and (b) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower and the SAM Subsidiaries as relates to compliance with the terms of any Loan Document, as the Investment Committee of the Lender may reasonably request.

Section 5.02. Notice of Material Events. The Borrower shall furnish to the Investment Committee of the Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority Applicable or Insurance Regulatory Authority against or affecting the Borrower or any SAM Subsidiary that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect on the Borrower and the SAM Subsidiaries, taken as a whole, or the filing of any other legal or arbitral proceedings, and any material development in respect of such legal or other proceedings, affecting the Borrower or any of the SAM Subsidiaries, except proceedings that, if adversely determined, would not (either individually or in the aggregate) have a Material Adverse Effect;

(c) the occurrence of any negative change in the Best financial strength rating of the Borrower;

(d) promptly after the Borrower receives the results of a triennial examination by the NAIC of the financial condition and operations of the Borrower, a copy thereof;

(e) promptly following the delivery or receipt by the Borrower of any correspondence, notice or report to or from any Applicable Insurance Regulatory Authority that relates, to any material extent, to the financial viability of the Borrower, a copy thereof;

(f) within five Business Days after receipt, notice from any Applicable Insurance Regulatory Authority of any threatened or actual proceeding for suspension or revocation of any License of the Borrower or any similar proceeding with respect to any such License; and

(g) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03. Existence; Conduct of Business. The Borrower shall, and shall cause each of the SAM Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business.

Section 5.04. Payment of Obligations. The Borrower shall, and shall cause each of the SAM Subsidiaries to, pay all of its Material Debt and other material obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such SAM Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with applicable accounting practices, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

Section 5.05. Insurance. The Borrower shall keep itself and all of it insurable properties, and shall cause each SAM Subsidiary to keep itself and all of its insurable properties, insured at all times to such extent, by such insurers, and against such hazards and liabilities as is customarily carried by prudent businesses of like size and enterprise; and promptly upon the Lender’s written request upon and during the continuance of an Event of Default, the Borrower shall furnish to the Lender such information about any such insurance as the Lender may from time to time reasonably request; provided that, the Borrower and the SAM Subsidiaries may self-insure against such hazards and risks, and in such amounts as is customary for corporations of a similar size and in similar lines of business.

Section 5.06. Risk-Based Capital Ratio. In the event that any Applicable Insurance Regulatory Authority shall at any time promulgate any risk-based capital ratio requirements or guidelines, the Borrower shall, and shall cause each SAM Insurance Subsidiary to, comply with the minimum requirements or guidelines applicable to it as established by such Applicable Insurance Regulatory Authority.

Section 5.07. Proper Records. The Borrower shall, and shall cause each of the SAM Subsidiaries to, keep proper books of record and account in which complete and correct entries, in all material respects, are made of all transactions relating to its business and activities.

Section 5.08. Compliance with Laws. The Borrower shall, and shall cause each of the SAM Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws and the rules and regulations thereunder) applicable to it or its property, other than such laws, rules or regulations (a) the validity or applicability of which the Borrower or any SAM Subsidiary is contesting in good faith by appropriate proceedings or (b) the failure to comply with which cannot reasonably be expected to result in a Material Adverse Effect. The Borrower shall deliver to the Lender any certification or other evidence reasonably requested from time to time by any Lender in its reasonable discretion, confirming the Borrower’s compliance with this Section 5.08.

Section 5.09. Use of Proceeds. The proceeds of the Term Loans will be used only to finance the general corporate purposes of the Borrower (including, without limitation, liquidity, acquisitions and working capital needs of the Borrower and the SAM Subsidiaries). No part of the proceeds of the Term Loan will be used, directly or indirectly, for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations U and X.

ARTICLE 6

NEGATIVE COVENANTS

Until all principal of and interest on the Term Loan and all other amounts payable hereunder have been paid in full, the Borrower covenants and agrees with the Lender that:

Section 6.01. Senior Debt. The Borrower shall not permit the principal amount of Senior Debt at any time to exceed 50% of Available Debt Capacity; provided, however, that any particular issuance of Senior Debt that, at the time of issuance, was permitted Senior Debt in compliance with this covenant shall continue to be permitted Senior Debt, notwithstanding any subsequent change in Available Debt Capacity.

Section 6.02. Ratio of Debt to Capital. The Borrower shall not at any time permit the ratio of Borrower’s Debt (of the type described in any or all of clauses (a), (b), (c), (d), (e) and (h) of the definition of “Debt” to the extent applicable to Borrower) to Borrower’s Total Capitalization to be greater than 0.35 to 1.0.

Section 6.03. Liens. The Borrower shall not create or permit to exist any Lien on any property now owned or hereafter acquired by it, securing obligations, other than Senior Debt, that in the aggregate do not exceed the principal amount of $25,000,000.00.

Section 6.04. Detrimental Action. The Borrower shall not, nor shall it permit any of the SAM Subsidiaries to, take any action that would have a Material Adverse Effect on the ability of the Borrower to perform its obligations under this Agreement or to timely pay the obligations evidenced by the Term Loan Note.

ARTICLE 7

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of the Term Loan on the Maturity Date;

(b) the Borrower shall fail to pay when due any interest on the Term Loan payable under any Loan Document, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation, warranty or certification made or deemed made by or on behalf of the Borrower in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.01, Section 5.02, Section 5.03, Section 5.04, Section 5.07, Section 5.08 or Section 5.09 or in Article 6;

(e) the Borrower shall fail to observe or perform any provision of any Loan Document (other than those failures covered by clauses (a), (b), (c) and (d) of this Article 7) and such failure shall continue for 15 days after the earlier of notice of such failure to the Borrower from the Lender or knowledge of such failure by an officer of the Borrower;

(f) (i) an “Event of Default” (as defined in the Other Credit Agreement) occurs under the Other Credit Agreement, or (ii) any event or condition occurs that results in the creditor(s) accelerating the payment of any Material Debt before its scheduled maturity;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of the SAM Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of the SAM Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower or any of the SAM Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any the Borrower or any of the SAM Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; provided, however, that a voluntary liquidation of any SAM Insurance Subsidiary shall not be an Event of Default if such liquidation does not have a Material Adverse Effect.

(i) the Borrower or any of the SAM Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) one or more judgments for the payment of money, not covered by insurance, in an aggregate amount exceeding, after giving effect to any insurance, an amount equal to or greater than $25,000,000.00 shall be rendered against the Borrower or any SAM Subsidiary, other than judgment(s) subject to pooling under the Pooling Agreement or allocation under the Management Agreement, and shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any asset of the Borrower to enforce any such judgment;

(k) any material provision of any Loan Document after delivery thereof shall for any reason cease to be valid and binding on or enforceable against the Borrower, or the Borrower shall so state in writing;

(l) the adoption of a plan relating to the liquidation or dissolution of the Borrower;

(m) the sale of all or substantially all the assets of the Borrower to another Person; or

(n) a Change in Control shall occur;

then, and in every such event (except an event with respect to the Borrower described in clause (g) or (h) above), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take the following action: declare the Term Loan then outstanding to be due and payable, and thereupon the principal of the Term Loan, together with accrued interest thereon, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (g) or (h) above, the Lender may, in its sole discretion, declare the principal amount of the Term Loan then outstanding, together with accrued interest thereon, immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower.

ARTICLE 8

MISCELLANEOUS

Section 8.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Borrower, to it at 518 East Broad Street, Columbus, Ohio 43215, Attention of General Counsel (Facsimile No/ (614) 719-0740); and

(b) if to the Lender, to Chairperson of the Investment Committee of the Lender (Facsimile No. (614) 246-2551), or such other facsimile number as the Chairperson of the Investment Committee of the Lender shall give notice of to the Borrower from time to time).

Either party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the Lender and the Borrower. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement will be deemed to have been given on the date of receipt.

Section 8.02. Waivers; Amendments. (a) No failure or delay by the Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof,

nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given; and provided, further, that no waiver, amendment, or modification of any Loan Document shall be made without the prior approval of the Director of the South Dakota Division of Insurance (the “Commissioner”). Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lender had notice or knowledge of such Default at the time.

(b) No Loan Document or provision thereof may be waived, amended or modified except by an agreement or agreements in writing entered into by the Borrower and the Lender.

Section 8.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall indemnify the Lender against and from any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of counsel for the Lender, incurred by the Lender in enforcing the Borrower’s obligations under this Agreement or the Term Loan Note.

(b) To the extent permitted by applicable law, the Borrower shall not assert, and it hereby waives, any claim against the Lender, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Financing Transaction, the Term Loan or the use of the proceeds thereof.

Section 8.04. Successors and Assigns. The provisions of this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and neither the Borrower nor the Lender may assign or otherwise transfer any of their respective rights or obligations hereunder without the prior approval of the Commissioner. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (except the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 8.05. Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in other instruments delivered in connection with or pursuant to the Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of the Term Loan, regardless of any investigation made by and such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any principal of or accrued interest on the Term Loan is outstanding and unpaid.

Section 8.06. Counterparts, Integration; Effectiveness. The Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 8.07. Severability. If any provision of any Loan Document is invalid, illegal or unenforceable in any jurisdiction then, to the fullest extent permitted by law, (i) such provision shall, as to such jurisdiction, be ineffective to the extent (but only to the extent) of such invalidity, illegality or unenforceability, (ii) the other provisions of the Loan Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Lender in order to carry out the intentions of the parties thereto as nearly as may be possible and (iii) the invalidity, illegality or unenforceability of any such provision in any jurisdiction shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

Section 8.08. Governing Law; Jurisdiction; Consent to Service of Process. This Agreement shall be construed in accordance with and governed by the law of the State of Ohio.

Section 8.09. Headings. Article and Section headings herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

[The remainder of this page is left blank intentionally. Signatures are on the next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the Effective Date.

BORROWER:

STATE AUTOMOBILE MUTUAL INSURANCE COMPANY

By:	/s/ Robert P. Restrepo, Jr.
Print Name:	Robert P. Restrepo, Jr.
Title:	Chief Executive Officer

LENDER:

MILBANK INSURANCE COMPANY

By:	/s/ James A. Yano
Print Name:	James A. Yano
Title:	Vice President

Exhibit A

Form of Term Loan Note

TERM LOAN NOTE

$20,000,000.00	May 19, 2009

For value received, State Automobile Mutual Insurance Company, an Ohio mutual insurance company and its successors (“Borrower”), promises to pay on or before the principal due date (as described below) to the order of Milbank Insurance Company (“Lender”) the principal sum of Twenty Million Dollars ($20,000,000.00), together with interest from the date hereof on the unpaid principal balance from time to time outstanding, as described below.

Reference is made to that certain Credit Agreement, dated as of May 19, 2009, between Borrower and Lender (as amended, amended restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), the terms of which are hereby incorporated herein by reference. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Credit Agreement.

Pursuant to the terms of the Credit Agreement, the principal amount of this Note shall be due and payable on the Maturity Date.

The Term Loan evidenced by this Note shall bear interest from the date hereof at the rate per annum set forth in the Credit Agreement and shall be due and payable on each Interest Payment Date. Interest shall be computed as set forth in the Credit Agreement.

All payments received under the terms of this Note will be applied by Lender first to interest due and payable and second to principal due and payable. Borrower may prepay the obligations evidenced by this Note in whole or in part at any time without penalty or premium.

Principal, interest and other sums payable in accordance with this Note shall be payable in lawful money of the United States of America at such address of which Lender may from time to time give written notice to Borrower.

If any principal of or interest on the obligations evidenced by this Note is not paid when due, whether on an Interest Payment Date (in the case of a payment of interest), at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate that otherwise would be applicable to the obligations evidenced by this Note.

No delay or failure on the part of Lender to exercise any of its rights hereunder shall be deemed a waiver of such rights or of any other rights of Lender nor shall any delay, omission or waiver on any one occasion be deemed a bar to or a waiver of such rights or any other right on any future occasion.

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Borrower and all other persons now or hereafter liable, primarily or secondarily, for the payment of the indebtedness evidenced hereby or any part thereof, waive presentment for payment, demand, notice of dishonor, protest and notice of protest, and all notices of every kind and assent to all extension(s) or postponement(s) of the time of payment or any other indulgences by Lender to any substitutions, exchanges, or releases of any security for this Note, and to additions or releases of any other parties or persons primarily or secondarily liable hereon.

Upon any transfer of this Note by Lender or by any subsequent transferee, the transferee shall thereupon become vested with all rights, benefits and privileges of Lender under this Note and by law provided, and the term “Lender” shall mean such subsequent transferee or transferee(s).

If any provision hereof is or becomes invalid or unenforceable under any law of mandatory application, it is the intent of Borrower, Lender, and all parties primarily or secondarily liable hereunder, that such provision will be deemed severed and omitted herefrom, the remaining portions hereof to remain in full force and effect as written.

This Agreement shall be construed in accordance with and governed by the law of the State of Ohio. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Note against the Borrower or its properties in the courts of any jurisdiction.

IN WITNESS WHEREOF, the undersigned has executed this Note on the day and year first above written at Columbus, Ohio.

STATE AUTOMOBILE MUTUAL INSURANCE COMPANY

By:	/s/ Robert P. Restrepo, Jr.
Print Name:	Robert P. Restrepo, Jr.
Title:	Chief Executive Officer

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